As filed with the Securities and Exchange Commission on November 14, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933
ECHOSTAR CORPORATION
(Exact name of registrant as specified in its charter)
Nevada	26-1232727
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
9601 S. Meridian Blvd.
Englewood, Colorado 80112
(303) 706-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Dean A. Manson
Chief Legal Officer and Secretary
EchoStar Corporation
601 S. Meridian Blvd.
Englewood, Colorado 80112
(303) 706-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael A. Deyong
Daniel G. Dufner, Jr.
Michelle B. Rutta
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 819-8200
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐
Large Accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EchoStar Corporation
11,503,682 shares of Class A common stock
This prospectus relates to the offer and sale from time to time of up to 11,503,682 shares of our Class A common stock, par value $0.001 per share (“Class A common stock” or the “Shares”) beneficially owned by Mr. Charles W. Ergen, our Chairman, Mrs. Cantey M. Ergen, a Senior Advisor and member of our Board of Directors, and Telluray Holdings, LLC, an entity related to Mr. Ergen and Mrs. Ergen (collectively, the “Selling Shareholders”). EchoStar Corporation (“EchoStar”, “we”, “our” or “us”) and the Selling Shareholders are parties to a registration rights agreement with respect to the Shares. The shares of Class A common stock offered hereby constitute approximately 7.4% of the total outstanding shares of our Class A common stock, or approximately 4.0% of the total issued and outstanding shares of our common stock, as of the date of this prospectus.
We will not receive any proceeds from the sale of the Shares under this prospectus. The Selling Shareholders will receive all the proceeds from the resale of our Shares registered hereby. Our registration of the Shares covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of the Shares. The Selling Shareholders may sell the Shares covered by this prospectus from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods. The names of any underwriters may be stated in the applicable prospectus supplement, if any such prospectus supplement is prepared. See “Plan of Distribution” elsewhere in this prospectus for a more complete description of the ways in which the Shares may be sold by the Selling Shareholders.
Our Class A common stock is listed on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “SATS.” On November 12, 2024, the last reported sale price for our Class A common stock was $22.76 per share.
We have two classes of common stock: Class A common stock and Class B common stock, par value $0.001 per share (“Class B common stock”). Holders of the Class A common stock are entitled to one vote per share. Each holder of Class B common stock is entitled to ten votes for each share of Class B common stock on all matters submitted to a vote of the stockholders. Each share of Class B common stock is convertible at the option of the holder, into one share of Class A common stock. Charles W. Ergen, our Chairman, beneficially owns approximately 51.8% of our total equity securities (assuming conversion of the Class B common stock beneficially owned by Mr. Ergen into Class A common stock and giving effect to the exercise of options held by Mr. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, November 12, 2024) and beneficially owns approximately 90.6% of the total voting power of all classes of shares (assuming no conversion of any Class B common stock and giving effect to the exercise of options held by Mr. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, November 12, 2024). Through his beneficial ownership of our equity securities, Mr. Ergen has the ability to elect a majority of our directors and to control all other matters requiring the approval of our stockholders. Additionally, Mr. Ergen, Mrs. Ergen and certain entities established for the benefit of their family have agreed not to vote, or cause or direct to be voted, the Class A Common Stock beneficially owned by them, other than with respect to any matter presented to the holders of Class A Common Stock on which holders of Class B Common Stock are not entitled to vote, for three years following the closing of the merger between EchoStar and DISH Network. As a result of such agreement, Mr. Ergen’s effective total voting power is approximately 89.6% for such three-year period.
Investing in our Class A common stock involves risks. You should carefully read and consider the section of this prospectus captioned “Risk Factors” beginning on page 8 of this prospectus and the risk factors incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 14, 2024.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “Commission”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, the Selling Shareholders may sell the Shares from time to time and in one or more transactions. This prospectus provides a general description of the Shares that may be offered. You should carefully read both this prospectus and any applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.” To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.
Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or by a Selling Shareholder, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus constitutes an offer to sell only under circumstances and jurisdictions where it is lawful to do so.
Unless otherwise stated or the context otherwise requires, references in this prospectus to “EchoStar,” “we,” “our” and “us” refer, collectively, to EchoStar Corporation, a Nevada corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, in particular, statements about our plans, objectives and strategies, growth opportunities in our company’s industries and businesses, our expectations regarding future results, financial condition, liquidity and capital requirements, our estimates regarding the impact of regulatory developments and legal proceedings, and other trends and projections. Forward-looking statements are not historical facts and may be identified by words such as “future,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “estimate,” “expect,” “predict,” “will,” “would,” “could,” “can,” “may,” and similar terms. These forward-looking statements are based on information available to us as of the date of this prospectus and represent management’s current views and assumptions. Forward-looking statements are not guarantees of future performance, events or results and involve known and unknown risks, uncertainties and other factors, which may be beyond our control. Accordingly, actual performance, events or results could differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including, but not limited to, the following:
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risks relating to the consummation of the DIRECTV Transaction (as defined below) within the expected time frame or at all;

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our ability to realize synergies from the Merger (as defined below) in the amounts anticipated, within expected timeframes or at all, and risks associated with the foregoing may also result from any extended delay in the integration of the Merger;

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risks relating to our substantial debt outstanding and our ability to incur additional debt in the future, and the fact that a significant portion of our assets secure certain of our outstanding debt;

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our ability and the ability of third parties with whom we engage to operate our business as a result of changes in the global business environment, including regulatory and competitive considerations;

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our ability to implement and/or realize benefits of our investments and other strategic initiatives, including our investments to acquire certain wireless spectrum licenses and related assets;

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significant risks related to our ability to launch, operate, and control our satellites, operational and environmental risks related to our owned and leased satellites, and risks related to our satellites under construction;

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risks related to our foreign operations and other uncertainties associated with doing business internationally;

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risks related to our dependency upon third-party providers, including supply chain disruptions and inflation;

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risks related to cybersecurity incidents; and

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risks related to our human capital resources.

The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in EchoStar’s most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are all incorporated by reference herein, and in this prospectus under the heading “Risk Factors.” All cautionary statements made or referred to herein should be read as being applicable to all forward-looking statements wherever they appear. You should consider the risks and uncertainties described or referred to herein and should not place undue reliance on any forward-looking statements. The forward-looking statements speak only as of the date made. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of any forward-looking statements. We assume no responsibility for updating forward-looking information contained or incorporated by reference herein or in any documents we file with the Commission, except as required by law.
Should one or more of the risks or uncertainties described herein or in any documents we file with the Commission occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

SUMMARY
Our Company
EchoStar Corporation is a holding company that was organized in October 2007 as a corporation under the laws of the State of Nevada. Our Class A common stock is publicly traded on Nasdaq under the symbol “SATS.” Our principal executive offices are located at 9601 South Meridian Boulevard, Englewood, Colorado 80112 and our telephone number is (303) 723-1000.
We currently operate four primary business segments: (1) Pay-TV; (2) Retail Wireless; (3) 5G Network Deployment; and (4) Broadband and Satellite Services. We offer pay-TV services under the DISH® brand and the SLING® brand. We also offer nationwide prepaid and postpaid retail wireless services to subscribers primarily under our Boost Mobile® and Gen Mobile® brands, as well as a competitive portfolio of wireless devices. We are continuing our 5G Network Deployment and commercializing and growing customer traffic on our 5G Network. We are transitioning our Retail Wireless segment to a mobile network operator as our 5G Network has become commercially available and we grow customer traffic on our 5G Network. We also provide broadband services to consumer customers, which include home and small to medium-sized businesses, and satellite, multi-transport technologies and managed network services to enterprise customers, telecommunications providers, aeronautical service providers and government entities, including civilian and defense. In December 2023, our EchoStar XXIV satellite began service, bringing additional broadband capacity across North and South America and is expected to be an integral part of our satellite service business.
Merger with DISH
On December 31, 2023, we completed the acquisition of DISH, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of October 2, 2023, among us, DISH and EAV Corp. (“Merger Sub”), our wholly-owned subsidiary (the “Merger Agreement”). At the effective time of the merger (the “Effective Time”) Merger Sub merged with and into DISH with DISH surviving as our wholly-owned subsidiary (the “Merger”).
On the terms and subject to the conditions set forth in the Merger Agreement, on December 31, 2023, at 11:59 p.m. ET (the “Effective Time”), each share of DISH Network Class A common stock, par value $0.01 per share (“DISH Network Class A Common Stock”) and DISH Network Class C common stock, par value $0.01 per share (“DISH Network Class C Common Stock”) outstanding immediately prior to the Effective Time, was converted into the right to receive a number of validly issued, fully paid and non-assessable shares Class A common stock equal to 0.350877 (the “Exchange Ratio”). On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of DISH Network Class B common stock, par value $0.01 per share (“DISH Network Class B Common Stock” and, together with DISH Network Class A Common Stock and DISH Network Class C Common Stock, “DISH Network Common Stock”), outstanding immediately prior to the Effective Time was converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Class B common stock, equal to the Exchange Ratio.
Concurrently with the entry into the Merger Agreement, we and DISH entered into an amended and restated support agreement (the “Amended Support Agreement”) with the Ergen EchoStar stockholders (as defined in the Amended Support Agreement) and the Ergen DISH stockholders (as defined in the Amended Support Agreement) (such Ergen EchoStar stockholders and Ergen DISH stockholders hereinafter collectively referred to as the “Ergen Stockholders”).
In connection with the completion of the Merger, and pursuant to the Amended and Restated Support Agreement, on December 31, 2023, we and the Ergen Stockholders entered into a registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement provides the Ergen Stockholders, and their affiliates who become parties thereto, with certain registration rights relating to the Shares, which they beneficially own, including: (i) the right to demand shelf registration as well as registration on long and short form registration statements and; (ii) “piggyback” registration rights to be included in future registered offerings by us of our equity securities, in each case, subject to certain requirements and customary conditions. The Registration Rights Agreement sets forth customary registration procedures, including an agreement by us to make appropriate officers available to participate in roadshow presentations and cooperate as reasonably requested in connection with any underwritten offerings. We also agreed to indemnify the Ergen Stockholders and their affiliates with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions based on or contained in information furnished to us for use in a registration statement by a participating stockholder. This Registration Statement is being filed pursuant to the Registration Rights Agreement.
For more information and a copy of the Merger Agreement, the Amended Support Agreement and the Registration Rights Agreement, see our current reports on Form 8-K filed on October 3, 2023 and January 2, 2024.
Recent Developments
On September 29, 2024, EchoStar and DIRECTV Holdings, LLC (“Purchaser”) entered into an Equity Purchase Agreement (the “Purchase Agreement”), pursuant to which Purchaser agreed to acquire from EchoStar all of the issued and outstanding equity interests of DISH DBS Corporation (“DBS”), which operates EchoStar’s Pay-TV business (the “DBS Business” and such acquisition of the DBS Business, the “DIRECTV Transaction”). The DIRECTV Transaction is subject to a number of terms and conditions set forth in the Purchase Agreement. In connection with the DIRECTV Transaction, EchoStar and its subsidiaries entered into certain financing arrangements, as described in EchoStar’s Current Report on Form 8-K, filed on September 30, 2024 (the “Pending Transactions 8-K”).
On September 30, 2024, EchoStar entered into subscription agreements with certain accredited investors and CONX Corp. (“CONX”), an entity indirectly controlled by Charles W. Ergen, EchoStar’s chairman (the “PIPE Investors” and the subscription agreements, the “Subscription Agreements”), pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to purchase from EchoStar an aggregate of 14.265 million shares (the “PIPE Shares”) of EchoStar’s Class A common stock at a purchase price of $28.04 per share, for an aggregate cash purchase price of approximately $400 million (such investment, the “PIPE Investment”). The portion of the PIPE Investment represented by the CONX Subscription Agreement represents an agreement to purchase from EchoStar an aggregate of 1,551,355 shares of EchoStar’s Class A common stock for an aggregate cash purchase price of approximately $43.5 million. The CONX Subscription Agreement was unanimously approved by the Audit Committee of EchoStar’s Board of Directors. The PIPE Investment was completed on November 12, 2024.
The foregoing description of the DIRECTV Transaction, the related financing transactions and the PIPE Investment is not complete and is qualified in its entirety by reference to the Pending Transactions 8-K, including the exhibits thereto. These transactions and the other transactions described in the Pending Transactions 8-K are collectively referred to as the “Pending Transactions.”

The Offering and Use of Proceeds
Issuer
EchoStar Corporation
Shares to be offered
Up to 11,503,682 shares of Class A common stock.
Class A common stock outstanding immediately prior to this offering
154,757,718 shares of Class A common stock.
Class B common stock outstanding immediately prior to this offering
131,348,468 shares of Class B common stock
Voting
Each holder of our Class A common stock is entitled to one vote per share on all matters to be voted on by shareholders generally.
Each holder of Class B common stock is entitled to ten votes for each share of Class B common stock on all matters submitted to a vote of shareholders. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock. The conversion ratio is subject to adjustment from time to time upon the occurrence of certain events, including: (A) dividends or distributions on Class A common stock payable in Class A common stock or certain other capital stock; and (B) subdivisions, combinations or certain reclassifications of Class A common stock.
Holders of our Class A and Class B common stock vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law.
Mr. Ergen beneficially owns approximately 51.8% of our total equity securities (assuming conversion of the shares of Class B common stock beneficially owned by Mr. Ergen into shares of Class A common stock and giving effect to the exercise of options held by Mr. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, November 12, 2024) and beneficially owns approximately 90.6% of the total voting power of all classes of shares (assuming no conversion of any shares of Class B common stock and giving effect to the exercise of options held by Mr. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, November 12, 2024). Additionally, Mr. Ergen, Mrs. Ergen and certain entities established for the benefit of their family have agreed not to vote, or cause or direct to be voted, the Class A Common Stock beneficially owned by them, other than with respect to any matter presented to the holders of Class A Common Stock on which holders of Class B Common Stock are not entitled to vote, for three years following the closing of the merger between EchoStar and DISH Network. As a result of such agreement, Mr. Ergen’s effective total voting power is approximately 89.6% for such three-year period. Through his beneficial ownership of our equity securities, Mr. Ergen has the ability to elect a majority of our directors and to control all other matters requiring the approval of our shareholders. As a result of Mr. Ergen’s voting power, we are a “controlled company” as defined in Nasdaq’s listing rules and, therefore, are not subject to Nasdaq requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee composed solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iv) a compensation committee charter which provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and/or (v) director nominees selected, or recommended for the Board of Directors selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.
Selling Shareholders
The shares are offered and sold by the Selling Shareholders identified in this prospectus. See “Selling Shareholders” on page 18 of this prospectus.
Listing
The Class A common stock is listed on Nasdaq under the symbol “SATS”.
Use of Proceeds
All of the Class A common stock offered by this prospectus are being registered for the accounts of the Selling Shareholders. The Selling Shareholders will receive all the proceeds from the sale of the Shares registered hereby.
Risk Factors
You should carefully consider all of the information set forth or incorporated by reference in this prospectus and, in particular, the specific factors in the section entitled “Risk Factors.”
Nasdaq symbol
“SATS”.

RISK FACTORS
An investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and our recently filed Current Reports on Form 8-K, as well as any of our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities.
The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, prospects or results of operations could be adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment. Please also read the section herein entitled “Where You Can Find More Information and Incorporation by Reference.”
Risks Related to the Pending Transactions
We may not be able to successfully complete the DIRECTV Transaction.
The completion of the DIRECTV Transaction is subject to certain closing conditions, including, among others, the satisfaction of certain antitrust and other regulatory approvals and the successful completion of the Exchange Offers (as defined in the Pending Transactions 8-K) for certain DBS indebtedness, none of which have been satisfied, and the absence of legal restraints prohibiting the completion of the DIRECTV Transaction. The Exchange Offers expired on November 12, 2024 and were not completed. Governmental agencies may not approve the DIRECTV Transaction or may impose conditions to any such approval or require changes to the terms of the DIRECTV Transaction. Any such conditions or changes could have the effect of delaying completion of the DIRECTV Transaction, imposing costs on or limiting our revenues or otherwise reducing the anticipated benefits of the DIRECTV Transaction. Furthermore, under the Purchase Agreement, each party’s obligation to consummate the DIRECTV Transaction is also subject to the accuracy of the representations and warranties of the other party (subject to certain qualifications and exceptions) and the performance in all material respects of the other party’s covenants under the Purchase Agreement, including, with respect to us, certain covenants regarding the operation of our business prior to completion of the DIRECTV Transaction. As a result of these conditions, we cannot provide assurance that the DIRECTV Transaction will be completed on the terms or timeline currently contemplated, or at all. If such conditions are not fulfilled by the Outside Date (as defined in the Purchase Agreement) or, if for any other reason, the DIRECTV Transaction is not completed on or prior to the Outside Date, the Purchase Agreement may be terminated and the DIRECTV Transaction may not be completed.
If the DIRECTV Transaction is not completed for any reason, the price of our common stock may decline significantly, and our business, financial condition and results of operations may be impacted, including, but not limited to: to the extent that the market price of our common stock reflects positive market assumptions that each of these transaction will be completed and that the related benefits will be realized; based on the significant expenses, such as legal and financial advisory services, which generally must be paid regardless of whether the transactions are completed; and due to the risk that we may be unable to enter into an alternative transaction on terms as favorable as the DIRECTV Transaction or at all.
We have substantial debt outstanding, we incurred new debt in connection with the Pending Transactions and we may incur additional debt in the future.
As of December 31, 2023, our total long-term debt and finance lease obligations (including current portion) outstanding, including the debt of our subsidiaries, was $22.764 billion. On November 12, 2024, the Company issued approximately $5.36 billion of 10.750% Senior Secured Spectrum Notes due 2029 and approximately $30 million of 3.875% Convertible Senior Secured Notes due 2030.
Our debt levels could have significant consequences, including, but not limited to:
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making it more difficult to satisfy our obligations;

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a dilutive effect on our outstanding equity capital or future earnings;

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increasing our vulnerability to general adverse economic conditions, including, but not limited to, changes in interest rates; and

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requiring us to devote a substantial portion of our cash to make interest and principal payments on our debt, thereby reducing the amount of cash available for other purposes.

As a result, we would have limited financial and operating flexibility to changing economic and competitive conditions. This could result in difficulty obtaining debt financing on attractive terms or at all, limiting our ability to raise additional debt and placing us at a disadvantage compared to our competitors that are less leveraged.
In addition, we may incur additional debt in the future. The terms of the indentures relating to our senior notes, senior secured notes and our existing convertible notes permit us to incur additional debt.
Risks Related to Ownership of Our Class A Common Stock
We are controlled by one principal stockholder who is our Chairman, and a Selling Stockholder in this offering.
Charles W. Ergen, our Chairman, beneficially owns approximately 51.8% of our total equity securities (assuming conversion of the Class B common stock beneficially owned by Mr. Ergen into Class A common stock and giving effect to the exercise of options held by Mr. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, November 12, 2024) and beneficially owns approximately 90.6% of the total voting power of all classes of shares (assuming no conversion of any Class B common stock and giving effect to the exercise of options held by Mr. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, November 12, 2024). Through his beneficial ownership of our equity securities, Mr. Ergen has the ability to elect a majority of our directors and to control all other matters requiring the approval of our stockholders. As a result of Mr. Ergen’s voting power, we are a “controlled company” as defined in the NASDAQ listing rules and, therefore, are not subject to NASDAQ requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee composed solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iv) a compensation committee charter which provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and/or (v) director nominees selected, or recommended for the Board of Directors selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.
Pursuant to the Amended Support Agreement (which was signed as part of the Merger), Mr. Ergen and the other Ergen Stockholders have agreed not to vote, or cause or direct to be voted, the shares of Class A common stock owned by them, other than with respect to any matter presented to the holders of Class A common stock on which holders of Class B common stock are not entitled to vote, for three years following the closing of the Merger, such that the Ergen Stockholders’ voting power of EchoStar is approximately 89.6% for such three-year period.
In addition, pursuant to the Amended Support Agreement, EchoStar and the Ergen Stockholders entered into the Registration Rights Agreement reasonably providing for the registration of the Ergen Stockholders’ shares of Class A common stock or Class B common stock received as part of the merger consideration and/or Class B common stock held by such stockholders immediately prior to the closing of the Merger, at EchoStar’s sole cost and expense. This Registration Statement is being filed pursuant to the Registration Rights Agreement.

Substantial blocks of our total outstanding shares may be sold into the market, including pursuant to sales under this prospectus. If there are substantial sales of shares of our common stock, or the perception that such sales could occur, the price of our Class A common stock could decline.
The price of our Class A common stock could decline if there are substantial sales of our common stock, particularly sales by the Ergen Stockholders, including by the Selling Stockholders pursuant to this prospectus, or if there is a perception that such sales could occur. This prospectus relates to the resale of up to 11,503,682 shares of Class A common stock, constituting approximately 7.4% of the total outstanding shares of our Class A common stock, or approximately 4.0% of the total issued and outstanding shares of our common stock, as of the date of this prospectus. In addition, the purchasers in the PIPE Investment will be able to resell under a separate prospectus up to 14,265,334 shares of Class A common stock, constituting approximately 9.2% of the total outstanding shares of Class A common stock, or approximately 5% of the total issued and outstanding shares of common stock, as of the date of this prospectus.
The Registration Rights Agreement provides the Ergen Stockholders, and their affiliates who become parties thereto, with certain registration rights relating to the shares of our common stock which they beneficially own, including: (i) the right to demand shelf registration as well as registration on long and short form registration statements; and (ii) “piggyback” registration rights to be included in future registered offerings by us of our equity securities, in each case, subject to certain requirements and customary conditions. The Registration Rights Agreement sets forth customary registration procedures, including an agreement by us to make appropriate officers available to participate in roadshow presentations and cooperate as reasonably requested in connection with any underwritten offerings. These registration rights would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our Class A common stock available for public trading.
The market price of the shares of our Class A common stock could decline as a result of the sale of a substantial number of our shares of common stock in the public market or the perception in the market that such sales could occur.
Future issuances of our Class A common stock and hedging activities may depress the trading price of our Class A common stock.
Any issuance of equity securities after this offering, including the issuance of shares of Class A common stock upon conversion of EchoStar convertible notes being issued in the Pending Transactions, could dilute the interests of our existing stockholders, and could substantially decrease the trading price of our Class A common stock. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons. A substantial number of shares of our Class A common stock is reserved for issuance upon the exercise of stock options and settlement of restricted share units and stock units. In addition, the price of our Class A common stock could also be affected by possible sales of our Class A common stock by investors who view the EchoStar convertible notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our Class A common stock.
Our Class A common stock price and trading volume has been and may continue to be volatile or may decline regardless of our operating performance, which could cause purchasers of our Class A common stock to incur substantial losses.
Volatility in the market price of our Class A common stock may prevent you from being able to sell your shares at or above the price you paid for them. The market price of our Class A common stock has fluctuated, and may continue to fluctuate widely due to many factors, some of which may be beyond our control. Many factors may cause the market price of our Class A common stock to fluctuate significantly, including those described elsewhere in this “Risk Factors” section and the documents incorporated by reference in this prospectus supplement, as well as the following:
•
pandemics, crises or disasters;

•
our operating and financial performance and prospects;

•
our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•
future announcements or press coverage concerning our business or our competitors’ businesses;

•
the public’s reaction to our press releases, other public announcements, and filings with the SEC;

•
the size of our public float;

•
coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•
market and industry perception of our success, or lack thereof, in pursuing our business strategies;

•
strategic actions by us or our competitors, such as acquisitions or restructurings;

•
changes in laws or regulations which adversely affect our industry or us;

•
changes in accounting standards, policies, guidance, interpretations, or principles;

•
changes in senior management or key personnel;

•
issuances, exchanges or sales, or expected issuances, exchanges, or sales of our capital stock or other securities;

•
adverse resolution of new or pending litigation against us; and

•
changes in general market, economic, and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war, and responses to such events.

As a result, volatility in the market price and trading volume of our Class A common stock may prevent investors from being able to sell their shares of Class A common stock at or above their purchase price, or at all. These fluctuations may be unrelated or disproportionate to our operating performance or prospects and may materially reduce the market price of our Class A common stock. If the market price of our Class A common stock experiences significant volatility, including substantial decreases, you could incur a substantial or complete loss on your investment.
We do not intend to pay dividends on our Class A common stock for the foreseeable future.
We currently have no intention to pay dividends on our Class A common stock at any time in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions, and other factors that our Board of Directors may deem relevant. Certain of our debt instruments contain covenants that restrict our ability and the ability of our subsidiaries to pay dividends and in the future we may enter into new instruments with similar or more restrictive covenants. In addition, despite our current indebtedness, we may still be able to incur additional debt in the future, and such indebtedness may restrict or prevent us from paying dividends on our Class A common stock.
It may be difficult for a third party to acquire us, even if doing so may be beneficial to our shareholders, because of our capital structure.
Certain provisions of our articles of incorporation and bylaws may discourage, delay or prevent a change in control of our Company that a shareholder may consider favorable. These provisions include the following:
•
a capital structure with multiple classes of common stock: a Class A that entitles the holders to one vote per share; a Class B that entitles the holders to ten votes per share; a Class C that entitles the holders to one vote per share, except upon a change in control of our company in which case the holders of Class C are entitled to ten votes per share; and a non-voting Class D;

•
a provision that authorizes the issuance of “blank check” preferred stock, which could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

•
a provision limiting who may call special meetings of shareholders; and

•
a provision establishing advance notice requirements for nominations of candidates for election to our Board of Directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

As discussed above, as of November 12, 2024, Mr. Ergen beneficially owns approximately 51.8% of our total equity securities and approximately 90.6% of the total voting power of all classes of shares and such ownership may make it impractical for any third party to obtain control of us.
Our articles of incorporation designate the Eighth Judicial District Court of Clark County of the State of Nevada as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our articles of incorporation. This choice of forum provision may limit our stockholders’ ability to bring certain claims, including, but not limited to, claims against our directors, officers or employees, in a judicial forum that the stockholder finds favorable and therefore the choice of forum provision may discourage lawsuits or increase costs with respect to such claims.

USE OF PROCEEDS
All shares of Class A common stock offered hereby are being registered for the accounts of the Selling Shareholders. We will not receive any proceeds from the sale of the Shares under this prospectus.

DIVIDEND POLICY
We have not paid any cash dividends on our common stock in the past two years. We currently do not intend to declare dividends on our common stock. Payment of any future dividends will depend upon, among other things, our earnings, capital requirements, contractual restrictions and other factors the Board of Directors considers appropriate. Our ability to declare dividends is affected by the covenants in our subsidiary’s indentures.

DESCRIPTION OF CAPITAL STOCK
The summary of the general terms and provisions of the capital stock of EchoStar set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to EchoStar’s Amended and Restated Articles of Incorporation (as amended from time to time, the “Articles”) and Amended and Restated Bylaws (as amended from time to time, the “Bylaws” and together with the Articles, the “Charter Documents”), each incorporated herein by reference and filed as an exhibit to EchoStar’s most recent Annual Report on Form 10-K filed with the Commission. For additional information, please read our Charter Documents and the applicable provisions of the Nevada Revised Statutes (“NRS”).
General
We are authorized to issue the following capital stock:
•
4,000,000,000 shares of common stock, par value $0.001 per share, of which 1,600,000,000 shares are designated Class A common stock, 800,000,000 shares are designated Class B common stock, 800,000,000 shares are designated Class C common stock, par value $0.001 per share (“Class C common stock”), and 800,000,000 shares are designated Class D common stock, par value $0.001 per share (“Class D common stock”); and

•
20,000,000 shares of preferred stock, par value $0.001 per share.

As of November 12, 2024, there are 154,757,718 shares of our Class A common stock issued and outstanding, 131,348,468 shares of our Class B common stock issued and outstanding, and there are no shares of our Class C common stock or Class D common stock issued and outstanding.
A summary of the powers, preferences and rights of the shares of each class of common stock and preferred stock is described below.
Our Class A Common Stock
Each holder of Class A common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. Except as otherwise required by law or the terms of any preferred stock, the holders of the Class A common stock vote together, without regard to class, with the holders of Class B common stock, the holders of Class C common stock and the holders of preferred stock on all matters submitted to a vote of stockholders. Subject to the preferential rights of any outstanding series of preferred stock and to any restrictions on the payment of dividends imposed under the terms of our indebtedness, the holders of Class A common stock are entitled to such dividends as may be declared from time to time by our board of directors from legally available funds and, together with the holders of the Class B common stock and the Class C common stock, are entitled, after payment of all prior claims, to receive pro rata all of our assets upon a liquidation. The holders of Class A common stock have no redemption, conversion or preemptive rights.
Our Class A common stock is listed on NASDAQ under the symbol “SATS”.
Computershare Trust Company, N.A. serves as the transfer agent and registrar of our Class A common stock.
Our Class B Common Stock
Each holder of Class B common stock is entitled to ten votes for each share of Class B common stock on all matters submitted to a vote of stockholders. Except as otherwise required by law or the terms of any preferred stock, the holders of the Class B common stock vote together, without regard to class, with the holders of the Class A common stock, the holders of the Class C common stock and the holders of the preferred stock on all matters submitted to a vote of the stockholders. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock. The conversion ratio is subject to adjustment from time to time upon the occurrence of certain events, including: (A) dividends or distributions on Class A common stock payable in Class A common stock or certain other capital stock; and (B) subdivisions, combinations or certain reclassifications of Class A common stock. Each share of Class B common stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the Class A common stock and Class C common stock. In addition, in case EchoStar shall declare a dividend or distribution upon the Class A common stock payable other than in cash out of earning or surplus or other than in Class A common stock, then thereafter each holder of Class B common stock will be entitled to receive, upon conversion of such Class B common Stock into Class A common stock, the property which such holder would have received as a dividend in connection with such dividend or distribution.
Our Class C Common Stock
Each holder of Class C common stock is entitled to one vote for each share of Class C common stock on all matters submitted to a vote of stockholders, except in the event of a change in control, in which case each holder of Class C common stock is entitled to ten votes per share. Except as otherwise required by law or the terms of any preferred stock, the holders of the Class C common stock vote together, without regard to class, with the holders of the Class A common stock, the holders of the Class B common stock and the holders of the preferred stock on all matters submitted to a vote of stockholders. Each share of Class C common stock is convertible, at the option of the holder, into Class A common stock on the same terms as the Class B common stock. Each share of Class C common stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the Class A common stock and Class B common stock. In addition, in case EchoStar shall declare a dividend or distribution upon the Class A common stock payable other than in cash, out of earning or surplus or other than in Class A common stock, then thereafter each holder of Class C common stock will be entitled to receive, upon conversion of such Class C common Stock into Class A common stock, the property which such holder would have received as a dividend in connection with such dividend or distribution.
Our Class D Common Stock
Each holder of Class D common stock is not entitled to a vote on any matter. Each share of Class D common stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the Class A common stock.
Our Preferred Stock
Our board of directors is authorized to designate one or more series of our preferred stock and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions of the series, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, exchange rights, the number of shares constituting the series and the designation of such series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock.
The provisions authorizing our board of directors to issue preferred stock without stockholder approval and the issuance of such stock could have the effect of delaying, deferring or preventing a change in our control or the removal of our existing management.
Nevada Law and Limitations on Changes in Control
Nevada Business Combination Statutes
Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder.

For purposes of these statutes, an “interested stockholder” is any person who is (A) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the Company, or (B) an affiliate or associate of the Company and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the Company. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.”
The provisions of the NRS relating to combinations with interested stockholders could have the effect of delaying, deferring or preventing a change in our control or the removal of our existing management.
Nevada Control Share Acquisition Statutes
Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (A) one fifth or more, but less than one third, (B) one third or more, but less than a majority or (C) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the ninety days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.
The Nevada control share law, if applicable, could have the effect of delaying, deferring or preventing a change in our control or the removal of our existing management.
Directors Duties During a Potential Change in Control
NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).
Exclusive Forum
Our Articles of Incorporation provide that unless we otherwise consent in writing, the Eighth Judicial District Court of Clark County, Nevada (or if the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction, any other state district court located in the State of Nevada, and in the event that that no state district court in the State of Nevada has jurisdiction, any federal court in the State of Nevada) will be the sole and exclusive forum for any action or proceeding brought in our name or right or on our behalf, any action asserting a claim for breach of any fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, any action asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A, our Articles of Incorporation or our Bylaws, any action to interpret, apply, enforce or determine the validity of our Articles of Incorporation or our Bylaws or any action asserting a claim governed by the internal affairs doctrine.

SELLING SHAREHOLDERS
The following table sets forth information as of November 12, 2024 with respect to the beneficial ownership of the Selling Shareholders. The amounts and percentages of shares beneficially owned are reported on the basis of Commission regulations governing the determination of beneficial ownership of securities. Under Commission rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
The beneficial ownership percentages are based on 154,757,718 shares of our Class A common stock outstanding as of November 12, 2024, and 131,348,468 shares of Class B common stock outstanding. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis.
Except as otherwise indicated in the footnotes to this table, the beneficial owner listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
For information regarding certain material relationships between the Selling Shareholders and the Company, see “Certain Relationships and Related Party Transactions” included in our Definitive Proxy Statement on Schedule 14A filed with the Commission on March 20, 2024, portions of which are incorporated by reference in this prospectus, our Current Report on Form 8-K filed on September 30, 2024 and our Current Report on Form 8-K filed on November 14, 2024.
	Prior to the Offering						After the Offering(5)
Name of Selling Shareholder	Shares of Class A Common Stock(1)	% of Class A Common Stock Outstanding(1)	Shares of Class B Common Stock	% of Class B Common Stock Outstanding	% of Combined Voting Power	Shares of Class A Common Stock Registered for Resale	Shares of Class A Common Stock(1)	% of Class A Common Stock Outstanding(1)	Shares of Class B Common Stock	% of Class B Common Stock Outstanding	% of Combined Voting Power
Charles W. Ergen(2)	148,890,148	51.8%	131,348,468	100%	90.6%	9,152,830	137,386,466	47.8%	131,348,468	100%	89.8%
Cantey M. Ergen(3)	147,399,686	51.5%	131,348,468	100%	90.6%	156	135,896,004	47.5%	131,348,468	100%	89.8%
Telluray Holdings, LLC(4)	37,541,562	19.8%	35,190,866	26.8%	24.1%	2,350,696	35,190,866	18.5%	35,190,866	26.8%	24.0%

(1)
For the shares of Class A common stock, the calculation assumes the conversion of only the shares of Class B common stock owned by the applicable beneficial owner into shares of Class A common stock and gives effect to the exercise of options and vesting of restricted stock units, if any, held by the applicable beneficial owner that are either currently exercisable or vested, or may become exercisable or vest within 60 days after November 12, 2024.

(2)
Mr. Ergen’s beneficial ownership consists of: (i) 11,353,060 shares of Class A common stock beneficially owned directly by Mr. Ergen; (ii) 11,280 shares of Class A common stock beneficially owned indirectly by Mr. Ergen in the DISH Network Corporation (“DISH Network”) 401(k) Employee Savings Plan (the “DISH Network 401(k) Plan”); (iii) 80,125 shares of Class B common stock beneficially owned directly by Mr. Ergen; (iv) 1,497,478 shares of Class A common stock deemed to be beneficially owned under Rule 13d-3(d)(1) because Mr. Ergen has the right to acquire beneficial ownership of such shares within 60 days of November 12, 2024; (v) 213 shares of Class A common stock beneficially owned directly by Mr. Ergen’s spouse, Cantey M. Ergen; (vi) 1,189 shares of Class A common stock beneficially owned indirectly by Mrs. Ergen in the DISH Network 401(k) Plan; (vii) 9,966 shares of Class A common stock beneficially owned by one of Mr. Ergen’s children; (viii) 766,443 shares of Class A common stock beneficially owned by a charitable foundation for which Mr. Ergen is an officer and for which he shares voting and dispositive power with Mrs. Ergen; (ix) 2,350,696 shares of Class A common stock and 35,190,866 shares of Class B common stock held by Telluray Holdings, LLC (“Telluray Holdings”), for which Mrs. Ergen has sole voting power as a manager of Telluray Holdings and for which Mr. Ergen and Mrs. Ergen share dispositive power as the managers of Telluray Holdings; (x) 5,181,574 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year December 2022 SATS GRAT (the “2022 December GRAT”); (xi) 7,563,458 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year May 2023 DISH GRAT (the “2023 May DISH GRAT”); (xii) 6,927,672 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year June 2023 SATS GRAT (the “2023 June GRAT”); (xiii) 15,104,784 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year June 2023 DISH GRAT (the “2023 June DISH GRAT”); (xiv) 28,799,989 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year December 2023 SATS GRAT (the “2023 December GRAT”); (xv) 6,000,000 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year May 2024 SATS GRAT (the “2024 May GRAT”); (xvi) 26,500,000 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year July 2024 SATS GRAT (the “2024 July GRAT”); and (xvii) 1,551,355 shares of Class A common stock held by CONX and beneficially owned indirectly by Mr. Ergen through nXgen Opportunities, LLC (“nXgen”), which controls CONX. Because each Class B Share is convertible on a one-for-one basis into a Class A Share, assuming conversion of all outstanding Class B Shares into Class A Shares and giving effect to the exercise of options held by Mr. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, November 12, 2024, the percentage of Class A Shares that Mr. Ergen may be deemed to beneficially own would be approximately 51.8%. Because each share of Class B common stock is entitled to 10 votes per share, Mr. Ergen may be deemed to beneficially own equity securities of EchoStar representing approximately 90.6% of the voting power of EchoStar (assuming no conversion of any Class B common stock and giving effect to the exercise of options held by Mr. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, November 12, 2024). Pursuant to the Amended and Restated Support Agreement dated as of October 2, 2023 (the “Amended Support Agreement”), Mr. Ergen, Mrs. Ergen and certain entities established for the benefit of their family have agreed not to vote, or cause or direct to be voted, the Class A common stock beneficially owned by them, other than with respect to any matter presented to the holders of Class A common stock on which holders of Class B common stock are not entitled to vote, for three years following the closing of the merger between EchoStar and DISH. As a result, Mr. Ergen’s effective total voting power in such circumstances as of November 12, 2024 is approximately 89.6% for such three-year period.
(3)
Mrs. Ergen’s beneficial ownership consists of: (i) 213 shares of Class A common stock beneficially owned directly by Mrs. Ergen; (ii) 1,189 shares of Class A common stock beneficially owned indirectly by Mrs. Ergen in the DISH Network 401(k) Plan; (iii) 2,350,696 shares of Class A common stock and 35,190,866 shares of Class B common stock held by Telluray Holdings, for which Mrs. Ergen has sole voting power as a manager of Telluray Holdings and for which Mr. Ergen and Mrs. Ergen share dispositive power as the managers of Telluray Holdings; (iv) 5,181,574 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the 2022 December GRAT; (v) 7,563,458 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the 2023 May DISH GRAT; (vi) 6,927,672 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the 2023 June GRAT; (vii) 15,104,784 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the 2023 June DISH GRAT; (viii) 28,799,989 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the 2023 December GRAT; (ix) 6,000,000 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the 2024 May GRAT; (x) 26,500,000 shares of Class B common stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the 2024 July GRAT; (xi) 7,016 shares of Class A common stock deemed to be beneficially owned under Rule 13d-3(d)(1) because Mrs. Ergen has the right to acquire beneficial ownership of such shares within 60 days of November 12, 2024; (xii) 11,353,060 shares of Class A common stock beneficially owned directly by Mrs. Ergen’s spouse, Mr. Ergen; (xiii) 11,280 shares of Class A common stock beneficially owned indirectly by Mr. Ergen in the DISH Network 401(k) Plan; (xiv) 80,125 shares of Class B common stock beneficially owned directly by Mr. Ergen; (xv) 9,966 shares of Class A common stock beneficially owned by one of Mrs. Ergen’s children; (xvi) 766,443 shares of Class A common stock beneficially owned by a charitable foundation for which Mrs. Ergen is an officer and for which she shares voting and dispositive power with Mr. Ergen; and (xvii) 1,551,355 shares of Class A common stock held by CONX and beneficially owned indirectly by Mrs. Ergen’s spouse, Mr. Ergen, through nXgen, which controls CONX. Because each share of Class B common stock is convertible on a one-for-one basis into a share of Class A common stock, assuming conversion of only the shares of Class B common stock beneficially owned by Mrs. Ergen into Class A common stock and giving effect to the exercise of options held by Mrs. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, November 12, 2024, the percentage of Class A Shares that Mrs. Ergen may be deemed to beneficially own would be approximately 51.5%. Because each share of Class B common stock is entitled to 10 votes per share, Mrs. Ergen may be deemed to beneficially own equity securities of EchoStar representing approximately 90.6% of the voting power of EchoStar (assuming no conversion of any Class B common stock and giving effect to the exercise of options held by Mrs. Ergen that are either exercisable as of, or may become exercisable within 60 days after, November 12, 2024). Pursuant to the Amended Support Agreement, Mr. Ergen, Mrs. Ergen and certain entities established for the benefit of their family have agreed not to vote, or cause or direct to be voted, the Class A common stock beneficially owned by them, other than with respect to any matter presented to the holders of Class A common stock on which holders of Class B common stock are not entitled to vote, for three years following the closing of the merger between EchoStar and DISH. As a result, Mr. Ergen’s effective total voting power in such circumstances as of November 12, 2024 is approximately 89.6% for such three-year period.
(4)
Telluray Holdings’ beneficial ownership consists of 2,350,696 shares of Class A common stock and 35,190,866 shares of Class B common stock.

(5)
Assumes the sale of all shares of Class A common stock registered for resale pursuant to this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a discussion of material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock to a non-U.S. holder (as defined below) that purchases shares of our Class A common stock in this offering. This discussion applies only to a non-U.S. holder that holds our Class A common stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue of 1986, as amended (the “Code”) (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our Class A common stock who or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:
•
an individual citizen or resident of the United States, as defined for U.S. federal income tax purposes;

•
a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in the U.S. or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our Class A common stock. If you are such an individual, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our Class A common stock.
In the case of a beneficial owner that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partnership considering an investment in our Class A common stock or if you are a partner in such partnership, then you should consult your tax advisor regarding the tax consequences to you of such an investment.
This discussion is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities are subject change or differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those summarized below. No opinion of counsel or ruling from the U.S. Internal Revenue Service (“IRS”) has been, or is intended to be obtained or given, with respect to any of the considerations discussed herein. No assurances can be given that the IRS would not assert, or that a court would not sustain, a position different from any of the tax considerations discussed below.
This discussion does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income tax (such as U.S. federal estate and gift tax laws or the Medicare tax on certain investment income) or with any U.S. state or local or non-U.S. tax considerations. This discussion also does not address all of the different consequences that may be relevant to certain investors subject to special treatment under U.S. federal income tax laws, such as:
•
former citizens or residents of the United States;

•
banks or other financial institutions;

•
insurance companies;

•
tax-qualified retirement plans;

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an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or a partner in a partnership or a beneficial owner of a pass-through entity that holds our Class A common stock);

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persons who acquire shares of our Class A common stock as compensation or otherwise in connection with the performance of services;

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brokers, dealers or traders in securities, commodities or currencies;

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persons who hold our Class A common stock as a position in a “straddle,” “constructive sale,” “conversion transaction” or other risk reduction transaction;

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qualified foreign pension funds (within the meaning of Section 897(1)(2) of the Code) and entities all of the interests of which are held by qualified foreign pension funds;

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controlled foreign corporations or passive foreign investment companies;

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corporations that accumulate earnings to avoid U.S. federal income tax;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an applicable financial statement; and

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tax exempt organizations.

Each investor should consult its own tax advisors to determine the U.S. federal, state and local, non-U.S. and other tax consequences that may be relevant to them of owning and disposing of our Class A common stock.
THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF SHARES OF OUR CLASS A COMMON STOCK. INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK, INCLUDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND ANY TAX TREATIES.
Dividends
As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our Class A common stock (or that we engage in certain transactions that are treated as distributions with respect to our Class A common stock), any such distribution (including, for all purposes of this discussion, any deemed distribution) will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States are not subject to the withholding tax, but instead the non-U.S. holder is subject to U.S. federal income tax on a net-income basis at the same graduated U.S. federal income tax rates applicable to U.S. persons, unless an applicable income tax treaty provides otherwise. Certain certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI (or applicable successor form) to us or the applicable withholding agent, must be satisfied for a non-U.S. holder to be exempt from U.S. federal income tax withholding on any dividends treated as effectively connected income. Any such effectively connected dividends received by a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.
If the amount of a distribution paid on our Class A common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among a non-U.S. holder’s shares of Class A common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in each such share, and thereafter as capital gain from a sale or other taxable disposition of such share, which will be treated as described below under the heading “— Gain on Disposition of Class A Common Stock.” A non-U.S. holder’s adjusted tax basis in a share of Class A common stock is generally the purchase price of such share, reduced by the amounts of any such tax-free returns of capital.
If a non-U.S. holder wishes to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then the non-U.S. holder must (a) provide us or the applicable withholding agent with a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalties of perjury that it is not a U.S. person and is eligible for such treaty benefits, or (b) if the non-U.S. holder holds our Class A common stock through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships). If a non-U.S. holder does not timely furnish the required documentation, but is eligible for a reduced rate of U.S. federal income tax pursuant to an applicable tax treaty, then the non-U.S. holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS.
A non-U.S. holder (including for this purpose, a non-U.S. partnership) that is not an individual may be subject to a 30% withholding tax under FATCA (as defined below), even if the non-U.S. holder is eligible to claim the benefits of an applicable tax treaty, if certain information reporting rules are not complied with, as discussed below under “— FATCA.”
Gain on Disposition of Class A Common Stock
Subject to the discussions below of the backup withholding tax and FATCA withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our Class A common stock, unless:
•
the gain is effectively connected with a trade or business the non-U.S. holder conducts in the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the non-U.S. holder maintains in the United States;

•
the non-U.S. holder is an individual present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition and certain other conditions are met; or

•
we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met.

A non-U.S. holder described in the first bullet point above generally will be subject to tax on the net gain derived from the sale or other taxable disposition of our Class A common stock at the same graduated U.S. federal income tax rates applicable to U.S. persons. In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits. A non-U.S. holder that is an individual described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate on the gain derived from the sale or other taxable disposition (unless an applicable income tax treaty provides otherwise), which may be offset by U.S.-source capital losses, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. With respect to the third bullet point above, we believe that we are not, and we do not anticipate becoming in the foreseeable future, a “U.S. real property holding corporation” for U.S. federal income tax purposes. Even if we are or become a U.S. real property holding corporation, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain in respect of our Class A common stock as long as our Class A common stock is considered to be “regularly traded,” within the meaning of applicable U.S. Treasury regulations, on an established securities market and such non-U.S. holder actually or constructively owned no more than 5% of our Class A common stock during the specified testing period. The NASDAQ, on which our Class A common stock is currently traded, is an established securities market for these purposes. Non-U.S. holders are urged to consult their tax advisors regarding the potential application of these rules to their ownership and disposition of our Class A common stock.
Information Reporting and Backup Withholding
Generally we or the applicable withholding agent must file information returns with the IRS in connection with distributions paid to non-U.S. holders on shares of our Class A common stock. The IRS may make this information available to the tax authorities in the country in which a non-U.S. holder is resident under the provisions of an applicable treaty or agreement with such tax authorities. In addition, a non-U.S. holder may be subject to backup withholding (currently at a rate of 24%) with respect to dividends paid on shares of our Class A common stock, unless, generally, the non-U.S. holder certifies under penalties or perjury (usually on IRS Form W-8BEN or IRS Form W-8BEN-E or another appropriate version of IRS Form W-8) that it is not a U.S. person or the non-U.S. holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability (if any) and may entitle such non-U.S. holder to a refund, provided the required information is timely furnished by the non-U.S. holder to the IRS.
FATCA
Sections 1471 through 1474 of the Code, U.S. Treasury Regulations promulgated thereunder, guidance from the IRS and intergovernmental agreements and subject to further guidance (collectively, “FATCA”), generally impose withholding at a rate of 30% on payments of U.S. source dividends, such as dividends paid on our Class A common stock, to a non-U.S. entity that is “foreign financial institution” (which is broadly defined for this purpose and in general includes investment vehicles) or certain other non-U.S. entities (whether such foreign financial institutions or other non-U.S. entities are beneficial owners or intermediaries) unless that entity complies with certain reporting and due diligence rules under FATCA or otherwise qualifies for an exemption. The U.S. Department of the Treasury has released proposed Treasury regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition (including a retirement or redemption) of stock that generate U.S. source dividends (including our Class A common stock). In the preamble to the proposed Treasury regulations, the U.S. Department of the Treasury stated that taxpayers generally may rely on the proposed regulations until final regulations are issued. An intergovernmental agreement between the United States and the non-U.S. holder’s jurisdiction may modify these requirements. Non-U.S. investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. POTENTIAL PURCHASERS OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE TAX LAWS.

PLAN OF DISTRIBUTION
The Shares are being registered to permit the Selling Shareholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest pursuant to the Registration Rights Agreement, the ability to offer and sell the Shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering by the Selling Shareholders of the Shares.
Subject to the terms and conditions of the Registration Rights Agreement, we will pay all expenses of the registration of the Shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any.
The Selling Shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Shareholders may use any one or more of the following methods when disposing of the Shares:
•
in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•
in transactions other than on these exchanges or in the over-the-counter market;

•
in privately negotiated transactions;

•
short sales;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
through settlement of short sales, or sales of put, call or other types of options, forward delivery contracts, swaps, offerings of structured equity-linked securities, or other derivative, convertible or exchangeable securities or transactions;

•
purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the securities for whom they may act as agent;

•
the pledge of securities for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of securities, and in the case of any collateral call or default on such loan or obligation, pledges or sales of securities by such pledgee or secured parties;

•
through distribution by a Selling Shareholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders) or creditors;

•
an exchange distribution in accordance with the rules of the applicable exchange, if any;

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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broker-dealers may agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per share;

•
directly to one or more purchasers; or

•
in any combination of the above or by any other legally available means.

The Selling Shareholders may enter into sale, forward and derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the ordinary shares. The third parties also may use shares received under those sales, forward sales or derivative arrangements or shares pledged by the Selling Shareholders or borrowed from the Selling Shareholders or others to settle such third-party sales or to close out any related open borrowings of shares of the Class A common stock.
The Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares or short and deliver the securities to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock, from time to time, under this prospectus, or under an amendment to this prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The Selling Shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Shareholders and any underwriter, broker-dealer or agent regarding the sale by the Selling Shareholders of the Shares. The Selling Shareholders may decide to sell all or a portion of the securities offered by them pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the Selling Shareholders may transfer, sell or devise the securities by other legal means not described in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act (“Rule 144”) may be sold pursuant to Rule 144 rather than pursuant to this prospectus.
Underwriters, broker-dealers or agents participating in the distribution of the Shares are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. The Selling Shareholders may be deemed to be underwriters within the meaning of the Securities Act. Profits on the sale of Shares by any such Selling Shareholders, and any commission received by any other underwriter, broker-dealer or agent, may be deemed to be underwriting commissions under the Securities Act. Selling Shareholders who are underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
There can be no assurance that the Selling Shareholders will sell any or all of the Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.
The Selling Shareholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the Selling Shareholders and any other relevant person of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.
To the extent required, the securities to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, any specific plan of distribution, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.
Pursuant to the Registration Rights Agreement, we have agreed to indemnify in certain circumstances the Selling Shareholders against certain liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Shareholders may indemnify any underwriter that participates in transactions involving the sale of Shares against certain liabilities, including liabilities arising under the Securities Act.
The Class A common stock is listed on Nasdaq under the symbol “SATS”. On November 12, 2024, the closing price of our Class A common stock as reported on Nasdaq was $22.76 per share.

LEGAL MATTERS
The validity of the Shares in respect of which this prospectus is being delivered will be passed upon by Dean A. Manson, Chief Legal Officer and Secretary of EchoStar. As of November 12, 2024, Mr. Manson held 8,351 shares of EchoStar Class A common stock, or less than one percent.
EXPERTS
The consolidated financial statements of EchoStar and its subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
We file reports, proxy statements and other information with the Commission. The Commission maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the Commission. The address of the Commission’s website is http://www.sec.gov. In addition, we maintain a website that contains information about us at www.echostar.com. The information included on our website is not, and should not be considered, incorporated by reference into this prospectus or otherwise a part of this prospectus.
We have filed with the Commission a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act with respect to the securities registered hereby. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.
The Commission allows us to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference herein is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the Commission will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
The following documents, which have heretofore been filed by EchoStar with the Commission pursuant to the Exchange Act, are incorporated by reference into this Registration Statement:
•
EchoStar’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023, filed with the Commission on February 29, 2024, including the information specifically incorporated by reference into the Form 10-K from the EchoStar’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 20, 2024;

•
EchoStar’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024, for the quarter ended June 30, 2024, filed with the SEC on August 9, 2024, and for the quarter ended September 30, 2024, filed with the SEC on November 12, 2024;

•
EchoStar’s Current Reports on Form 8-K filed on January 11, 2024, January 16, 2024, May 3, 2024, September 23, 2024, September 29, 2024, October 11, 2024, October 29, 2024, and November 14, 2024 (other than portions of those documents deemed to be furnished and not filed); and

•
the description of our Capital Stock contained in Exhibit 4.25 to the EchoStar’s Annual Report on Form 10-K for its fiscal year ending December 31, 2019, filed with the Commission on February 20, 2020.

All documents subsequently filed by EchoStar pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement on Form S-3 and prior to such time as EchoStar files a post-effective amendment to this Registration Statement on Form S-3, if any, that indicates that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.
Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.
You may obtain any of the documents listed above from the Commission, through the Commission’s website or from EchoStar by requesting them in writing or by telephone at the following address:
EchoStar Corporation
9601 S. Meridian Blvd.
Englewood, Colorado 80112
Attention: Investor Relations
Telephone: (303) 706-4000
These documents are available from EchoStar without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part.

Part II.   INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution
The registrant will pay all reasonable expenses incident to the registration of the Shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. None of the expenses listed below are to be borne by the Selling Shareholders named in the prospectus that forms a part of this registration statement. All of the amounts shown are estimates except the Commission registration fee.
Amount to be paid
Commission registration fee	$41,828.83
Printing expenses	$5,000
Legal fees	$25,000
Accounting fees and expenses	$30,000
Miscellaneous expenses	$10,000
Total	$111,823.83
Item 15.   Indemnification of Directors and Officers
NRS 78.7502(1) allows EchoStar to indemnify any person made or threatened to be made a party to any action (except an action by or in the right of EchoStar, a “derivative action”), by reason of the fact that they are or were a director, officer, employee or agent of EchoStar, or are or were serving at the request of EchoStar as a director, officer, employee or agent of another corporation, against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if they acted in a good faith manner which they reasonably believed to be in or not opposed to the best interests of EchoStar, and, with respect to any criminal proceeding, had no reasonable cause to believe that their conduct was unlawful. Under NRS 78.7502(2), a similar standard of care applies to derivative actions, except that indemnification is limited solely to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of the action and court approval of the indemnification is required where the person is seeking advance payment of indemnifiable expenses prior to final disposition of the proceeding in question. Under NRS 78.7502(3), decisions as to the payment of indemnification are made by a majority of our Board of Directors at a meeting at which a quorum of disinterested directors is present, or by written opinion of special legal counsel if a majority vote of a quorum consisting of disinterested directors so orders or if such a quorum cannot be obtained, or by the stockholders.
Provisions relating to liability and indemnification of officers and directors of EchoStar for acts by such officers and directors are contained in Article IX of the Articles and Article IX of the Bylaws. These provisions state, among other things, that, consistent with and to the extent permitted by the NRS and upon the decision of a disinterested majority of EchoStar’s Board of Directors, or a written opinion of outside legal counsel in case a disinterested majority vote of the Board of Directors is not available (or even if a quorum of disinterested directors is obtainable, if such a quorum so directs), or EchoStar’s stockholders, that the applicable standard of conduct has been satisfied: (1) EchoStar shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of EchoStar) by reason of the fact that they are or were a director, officer, employee, fiduciary or agent of EchoStar, or are or were serving at the request of EchoStar as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of EchoStar, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; and (2) EchoStar shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of EchoStar to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, fiduciary or agent of EchoStar, or is or was serving at the request of EchoStar as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of EchoStar and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have adjudged to be liable for negligence or misconduct in the performance of their duty to EchoStar unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 16.   Exhibits
Exhibit Number	Description of Exhibit
1.1+	Form of Underwriting Agreement.
3.1*	Amended and Restated Articles of Incorporation of EchoStar Corporation (Incorporated by reference to Exhibit 3.1 of EchoStar’s Annual Report on Form 10-K filed February 29, 2024, Commission File No. 001-33807).
3.2*	Amended and Restated Bylaws of EchoStar Corporation (Incorporated by reference to Exhibit 3.2 of EchoStar’s Annual Report on Form 10-K filed February 29, 2024, Commission file No. 001-33807).
4.1*	Specimen Class A Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Amendment No. 1 of EchoStar Corporation’s Form 10 filed December 12, 2007,Commission File No. 001-33807).
4.2*	Registration Rights Agreement, dated as of December 31, 2023, among EchoStar Corporation, Charles W. Ergen, Cantey M. Ergen and other signatories thereto (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K of EchoStar Corporation dated December 31, 2023 and filed with the Securities and Exchange Commission on January 2, 2024 (File No. 001-33807)).
5.1	Opinion of Dean Manson as to the validity of the securities being registered.
23.1	Consent of KPMG LLP.
23.2	Consent of Dean Manson (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (set forth on the signature page of this Registration Statement).
107	Filing Fee Table.

*
Incorporated by reference.

+
To be filed by amendment or incorporated by reference in connection with the offering of the securities.

Item 17.   Undertakings
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)   to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii), and (iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act, to any purchaser:
(i)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Colorado on this 13th day of November, 2024.
ECHOSTAR CORPORATION
By:
/s/ Dean A. Manson

Name:
Dean A. Manson

Title:
Chief Legal Officer and Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dean A. Manson, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and amendments to this Registration Statement (including pre effective amendments and post effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Hamid Akhavan Hamid Akhavan	President and Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2024
/s/ Paul W. Orban Paul W. Orban	Executive Vice President and Chief Financial Officer, DISH (Principal Financial Officer and Principal Accounting Officer)	November 13, 2024
/s/ Charles W. Ergen Charles W. Ergen	Chairman	November 13, 2024
/s/ Cantey M. Ergen Cantey M. Ergen	Director	November 13, 2024
/s/ Kathleen Q. Abernathy Kathleen Q. Abernathy	Director	November 13, 2024
/s/ George R. Brokaw George R. Brokaw	Director	November 13, 2024
/s/ Stephen J. Bye Stephen J. Bye	Director	November 13, 2024
/s/ James DeFranco James DeFranco	Director	November 13, 2024

Signature	Title	Date
/s/ R. Stanton Dodge R. Stanton Dodge	Director	November 13, 2024
/s/ Lisa W. Hershman Lisa W. Hershman	Director	November 13, 2024
/s/ Tom A. Ortolf Tom A. Ortolf	Director	November 13, 2024
/s/ William D. Wade William D. Wade	Director	November 13, 2024